RELEASE AGREEMENT

     This RELEASE AGREEMENT ("Agreement") made and entered into effective the 1st day of June, 1998, by and among CARIBBEAN CIGAR COMPANY, a Florida corporation (the "Company"). RONALD G. FARRELL ("Farrell"), KEVIN DOYLE ("Doyle"), EDWARD C. WILLIAMS ("Williams") and CURTIS ZIMMERMAN ("Zimmerman").

                                    RECITALS:

     A. WHEREAS, the Company, Farrell, Doyle, Williams and Zimmerman are parties to that certain agreement ("Farrell Agreement") dated March 31, 1998, pursuant to which, among other things, Farrell was appointed as Chairman, President and Chief Executive Officer, and to grant the Company a general release;

     B. WHEREAS, Farrell has submitted his resignation as a member of the Board of Directors of the Company and as its Chairman, President and Chief Executive Officer, and to grant the Company a general release;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions contained herein, the Company, Farrell, Doyle, Williams and Zimmerman agree as follows:

     1. Resignation. By execution hereof, Farrell hereby resigns as a member of the Board of Directors of the Company and as its Chairman, President and Chief Executive Officer. The Company hereby accepts this resignation.

     2. Termination. Farrell, the Company, Doyle, Williams and Zimmerman agree that the Farrell Agreement is hereby terminated in its entirety, and that no party to this Agreement shall have any responsibility or obligation thereunder. Without limiting the generality of the foregoing, it is agreed that Farrell shall not be entitled to any payments from the Company under the Farrell Agreement or to any shares of Common Stock or stock options or other securities by reason of the Farrell Agreement. Farrell acknowledges that the Company has not completed the authorization or issuance to Farrell of the shares described in Section 3 of the Farrell Agreement and Farrell acknowledges and agrees that he shall not be entitled to receive any such shares, and the Company acknowledges and agrees that it shall not be entitled to any payment in respect thereof from Farrell. Any promissory note executed or delivered by Farrell is hereby canceled.

3. General Releases.

     (a) Farrell, for himself and his predecessors, successors, assigns, heirs, executors and administrators (collectively "Releasor"), does hereby remise, release and forever discharge the Company and its officers, directors, employees, agents, shareholders and affiliates, and their respective predecessors, successors, assigns, heirs, executors and administrators (collectively "Releases") of and from any and all manner of actions and causes of actions, suits, debts, claims and demands whatsoever at law or in equity, known or unknown, actual or contingent, including but not limited to any claims which have been asserted, or could be asserted now or in the future, against any Releases which Releasor ever had or now have or in the future may have, by reason of any matter, cause of thing arising out of the Farrell Agreement, or for any other matter related or incident to any of the foregoing. Notwithstanding the foregoing, the Releasor do not release the Company with respect to the obligations of the Company under this Agreement. The Releasor further covenant and agree that they will not engage in any communications which shall disparage the Company or interfere with the Company's existing or future business or investor relationships.

     (b) The Company, Doyle, Williams and Zimmerman, for themselves and their predecessors, successors, and assigns, do hereby remise, release and forever discharge Farrell and his respective predecessors, successors, assigns, heirs, executors and administrators of and from any and all manner of actions and causes of actions, suits, debts, claims and demands whatsoever al law or in equity, known or unknown, actual or contingent, including but not limited to any claims which have been asserted, or could be asserted now or in the future, against Farrell which any of them ever had or now has or in the future may have, by reason of any matter, cause of thing arising out of the Farrell Agreement, or for any other matter related or incident to any of the foregoing. Notwithstanding the foregoing, Farrell is not hereby released with respect to his obligations under this Agreement. The Company, Doyle, Williams and Zimmerman further covenant and agree that they will not engage in any communications which shall disparage Farrell.

     4. Successors and Assigns: Applicable Law. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and to their respective heirs, administrators, representatives, executors, successors and assigns. THIS AGREEMENT SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA WITHOUT GIVING EFFECT TO ITS LAWS REGARDING CONFLICTS OF INTEREST.

     5. Complete Agreement. This Agreement shall constitute the full and complete agreement between the parties concerning its subject matter and fully supersedes any and all other prior agreements or understandings between the parties regarding the subject matter hereto (including, but not limited to, the Farrell Agreement which is hereby terminated). This Agreement shall not be modified or amended except by a written instrument signed by Farrell, Doyle, Williams, Zimmerman and an authorized representative of the Company.

     6. Severability. The unenforceability or invalidity of any particular provision of this Agreement shall not affect its other provisions, and to the extent necessary to give such other provisions effect, they shall be deemed severable.

     7. Wavier of Breach: Specific Performance. The waiver of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other breach. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

     8. No Admission of Liability. This Agreement shall not in any way be construed as an admission by the Company, Farrell, Doyle, Williams or Zimmerman of any improper actions or liability whatsoever as to one another, and each specifically disclaims any liability to or improper actions against the other person, on the part of itself, its employees, or its agents.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement, as of this date first above written.


"Farrell"                                 "Company"

                                          CARIBBEAN CIGAR COMPANY


/s/ RONALD G. FARRELL                     By: /s/ EDWARD C. WILLIAMS
---------------------------------             ---------------------------------
    Ronald G. Farrell                             Edward C. Williams,
                                                  Chief Executive Officer


"Doyle"


---------------------------------
    Kevin Doyle



"Williams"

/s/ EDWARD C. WILLIAMS
---------------------------------
    Edward C. Williams



"Zimmerman"


---------------------------------
    Curtis Zimmerman

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement of Schedule 13D/A is true, complete and correct as of the date thereof.


Dated: July 17, 1998


/s/ RONALD G. FARRELL
----------------------------
    Ronald G. Farrell